                                   EXHIBIT 12

COMPUTATION OF DEFICIENCY OF COMBINED EARNINGS TO COMBINED FIXED CHARGES


The following computations of the deficiency of combined earnings to combined fixed charges has been based upon the audited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the five year period ended March 31, 1997 and the unaudited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the nine month periods ended December 31, 1996 and 1997 included in this registration statement.


                                     YEAR ENDED             NINE MONTHS ENDED
                                      MARCH 31,                DECEMBER 31,
                          --------------------------------  -----------------
                          1993   1994   1995   1996   1997     1996   1997
                          ----   ----   ----   ----   ----     ----   ----
                                     ($ MILLIONS)              ($ MILLIONS)
                                     ------------              ------------
Operating loss before
  income tax             (217)   (74)  (125)   (69)  (140)     (97)   (114)
Add: interest expense     209    258    357    376    400      298     320
                         ----   ----   ----   ----   ----     ----    ----
EARNINGS                   (8)   184    232    307    260      201     206
                         ----   ----   ----   ----   ----     ----    ----

FIXED CHARGES:-
Interest expense          209    258    357    376    400      298     320
                         ----   ----   ----   ----   ----     ----    ----
DEFICIT OF EARNINGS TO
  FIXED CHARGES          (217)   (74)  (125)   (69)  (140)     (97)   (114)
                         ----   ----   ----   ----   ----     ----    ----